Exhibit 10.12

M/A-COM Technology Solutions Inc.

100 Chelmsford Street

Lowell, MA 01851

July 16, 2009

Robert S. Donahue

Re: Offer of Employment with M/A-COM Technology Solutions Inc.

Dear Bob:

On behalf of M/A-COM Technology Solutions Inc., a Delaware corporation (the “Company”), I am pleased to invite you to join the Company as its Chief Strategy Officer, reporting to me. This is an exempt position and you will be working out of our 100 Chelmsford St., Lowell MA Corporate Headquarters. Subject to the terms and conditions set forth in this letter, the effective date of your employment will be mutually agreed to in writing at a later date.

The terms of this offer of employment are as follows:

1. At-Will Employment. You should be aware that your employment with the Company is for no specified period and constitutes “at-will” employment. As a result, you are free to terminate your employment at any time, for any reason or for no reason. Similarly, the Company is free to terminate your employment at any time, for any reason or for no reason. We request that, in the event of a resignation, you give the Company at least two weeks’ notice.

2. Compensation. The Company will pay you a salary at the rate of $26,041.67 per month payable in accordance with the Company’s standard payroll policies, including compliance with applicable withholding. The first and last payment by the Company to you will be adjusted, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period. You will also be eligible to participate in a Company bonus plan, with a maximum bonus participation potential of up to 50% of your annualized salary per year, based on Company and/or individual performance targets determined by the Board of Directors from time to time. In addition, as an incentive to join the Company, the Company is pleased to offer you a one-time signing bonus in the amount of $35,000, subject to applicable withholding and payable concurrently with your first regular paycheck following your start date with the Company in accordance with the Company’s standard payroll policies (the “Signing Bonus”). The Signing Bonus is being paid to you with the expectation that you will be a long-term contributor to the Company’s success. To the extent that your employment with the

Company terminates within twelve (12) months following your start date for any reason other than your death or the Company terminating your employment other than for “Cause” (as defined below), you agree to reimburse the Company for the full amount of the Signing Bonus within fifteen (15) days following the date your employment terminates, and further agree that the Company in its sole discretion may (but shall not be required to) elect to reduce the amount of any severance or other payment otherwise owed to you pursuant to this letter agreement on a dollar for dollar basis to offset in whole or in part the amount you are required to repay under this Section 2.

3. Stock Options. As you may be aware, the Company’s parent, M/A-COM Technology Solutions Holdings, Inc. (“Parent”), is in the process of setting up a stock option plan to provide certain employees and other service providers with employment incentives. Subject to the adoption of such plan and approval by the Parent’s Board of Directors in accordance with applicable law, you will be granted:

(a) An option under the plan to purchase six hundred thousand (600,000) shares of Parent’s Common Stock (the “First Option”). One-fifth (1/5th) of the shares subject to the First Option will vest and become exercisable on the first anniversary of the option grant date and an additional one sixtieth (1/60th) of the total number of such shares will vest on the corresponding day of each month thereafter, or to the extent such a month does not have the corresponding day, on the last day of any such month, until all the shares are vested, subject to your continued employment with the Company at each such date.

(b) An additional option under the plan to purchase four hundred and fifty thousand (450,000) shares of Parent’s Common Stock (the “Second Option”). All of the shares subject to the Second Option shall vest and become exercisable if and only if the consolidated annual revenue of Parent and all Parent’s subsidiaries (“Group Revenue”) (less any such revenue attributable to any products, technologies, assets or organizations acquired by Parent or its subsidiaries after the date hereof, other than revenue attributable to any Included Acquisitions as defined below) meets or exceeds $370,000,000 (the “Revenue Threshold”) for any fiscal year of Parent ending after the date hereof and on or before December 31, 2012. In the event that Parent divests any line of business between the date hereof and December 31, 2012, then for purposes of this Paragraph 3(b) only, for each fiscal year of Parent ending after the effective date of such divestment and on or before December 31, 2012: (i) from and after the effective date of such divestment, the otherwise applicable Revenue Threshold shall be deemed to be reduced, dollar for dollar, by the amount of revenue such business line contributed to Group Revenue for its most recently completed fiscal year prior to the effective date of such divestiture, and (ii) from and after the effective date of such divestment, in measuring the Group Revenue for any such fiscal year for purposes of determining whether a vesting event occurs hereunder, the parties agree to exclude from such calculation (and reduce the otherwise applicable Group Revenue by the amount of) any and all revenue attributable to the line of business so divested. Included Acquisitions as used herein means the next $25,000,000 of revenue attributable to acquisitions made by Parent or its subsidiaries following the date of this letter agreement, as measured by the trailing twelve month revenues associated with each such acquired business or group of assets at the time each was acquired. In the event that the trailing twelve month revenue for any Included Acquisition, when aggregated with the trailing twelve month revenue for any prior Included Acquisitions, would exceed the $25,000,000 limit noted above, then the amount of post-

acquisition revenue attributable to that Included Acquisition that may be counted toward achievement of the Revenue Threshold in any period in accordance with this paragraph shall be limited to the percentage of such post-acquisition revenue attributable to such Included Acquisition that (A) the portion of the trailing twelve month revenue for such Included Acquisition which (considered together with the trailing twelve month revenue for any prior Included Acquisitions) is not in excess of the $25,000,000 limit represents of (B) the total trailing twelve month revenue for such Included Acquisition. For the avoidance of doubt, the trailing twelve month revenue of any prior Included Acquisitions shall not be included in the numerator of the above-described fraction, but rather used as a reference point for determining such numerator.

(c) An additional option under the plan to purchase four hundred and fifty thousand (450,000) shares of Parent’s Common Stock (the “Third Option”). All of the shares subject to the Third Option shall vest and become exercisable if and only if the consolidated annual earnings before income tax of Parent and all Parent’s subsidiaries, calculated to exclude any (x) gains or losses from the sale, exchange, transfer or other disposition of property or assets not in the ordinary course of business of Parent and such subsidiaries, and (y) other extraordinary gains or losses of Parent and such subsidiaries (“Group EBIT”) exceeds the greater of (i) $70,000,000 (the “EBIT Dollar Threshold”) and (ii) twenty-five percent (25%) of Group Revenue for any fiscal year of Parent ending after the date hereof and on or before December 31, 2012. In the event that Parent divests any line of business between the date hereof and December 31, 2012, then for purposes of this Paragraph 3(c) only, from and after the effective date of such divestment, (A) the otherwise applicable EBIT Dollar Threshold shall be deemed to be, as applicable, either reduced, dollar for dollar, by any amount of Group EBIT such business line contributed to overall Group EBIT for Parent’s most recently completed fiscal year prior to the effective date of such divestiture, or increased, dollar for dollar, by any amount of negative Group EBIT such business line contributed to overall Group EBIT for Parent’s most recently completed fiscal year prior to the effective date of such divestiture, and (B) in measuring Parent’s performance against the EBIT Dollar Threshold for any fiscal year ending on or after the date of such divestment, the parties agree to exclude from such calculation any positive or negative Group EBIT contributed by such business line during such fiscal year (and therefore to reduce the otherwise applicable Group EBIT for such purpose by the amount of any such positive contribution or increase the otherwise applicable Group EBIT by the amount of any such negative contribution, as applicable).

Each of the three options will have a per share exercise price equal to the fair market value of a share of Parent Common Stock on the date the option is granted, as determined by the Parent Board of Directors. Each option grant shall be subject to the terms and conditions of the Parent stock option plan and related stock option agreement. No right to any stock is earned or accrued under any such option until such time as vesting occurs, nor does the grant confer any right to continued vesting or employment.

4. Severance.

(a) Our at-will relationship notwithstanding, if the Company terminates your employment with the Company other than for “Cause” (as defined below) or you resign for “Good Reason” (as defined below) (each an “Involuntary Termination”), and in either case you sign, deliver to the Company and do not revoke a general release of claims in the Company’s favor in a form and substance acceptable to the Company (the “Release”), then you shall be entitled to receive as severance pay continuation of your monthly salary, as then in effect and payable in accordance with the Company’s standard payroll policies, including compliance with applicable withholding, for a period of six (6) months (or alternatively, if such Involuntary Termination occurs within six (6) months following a Change in Control (as defined below), for a period of twelve (12) months) following the date your employment with the Company terminated (either such period, as applicable, is hereinafter referred to as the “Severance Period”).

(b) Subject to the same conditions applicable to the receipt of any severance payments otherwise payable during any Severance Period as set forth in Section 4(a), to the extent that you or any of your dependents may be covered under the terms of any medical and dental plans of the Company immediately prior to the termination of your employment, the Company will provide you with reimbursement for premiums paid for the continuation of such benefits for you and those dependents for the same or equivalent coverages through the end of the Severance Period. The Company is under no obligation to provide reimbursement for special coverages for you that would not be covered by the plans applicable to employees generally. The reimbursement payable to you pursuant to this paragraph shall be reduced by the amount equal to the contributions required from time to time from other employees for equivalent coverages under the Company’s medical or dental plans. If and to the extent that you or any of your dependents is or becomes eligible to participate in a medical, dental or other health insurance plan of another employer during the Severance Period, then the reimbursement benefit provided by this paragraph shall be eliminated or commensurately diminished.

(c) Subject to the same conditions applicable to the receipt of any severance payments otherwise payable during any Severance Period as set forth in Section 4(a), if such Involuntary Termination occurs within six (6) months following a Change in Control (as defined below), then effective as of immediately prior to the effectiveness of such Involuntary Termination, you shall be given six (6) months’ accelerated vesting credit against your First Option only (meaning that your final total of vested shares as to this First Option shall be equivalent to the number of such shares that would have been vested under the normal vesting schedule of the First Option had you remained employed with the Company through the date that is six (6) months following the effective date of such Involuntary Termination).

(d) You hereby agree that the severance benefits provided for in this Section 4 are the only severance benefits to which you may be entitled in the event of the termination of your employment with the Company, and that such benefits will be reduced dollar for dollar by any severance-related amount the Company is required to pay you by law, corporate policy or other source that would otherwise duplicate any portion of the severance benefits provided herein.

As used herein, “Cause” shall mean (i) an act of dishonesty made by you in connection with your responsibilities as an employee; (ii) your conviction of, or plea of nolo contendere to, a felony, or commission of an act of moral turpitude; (iii) your gross misconduct; or (iv) your (a) material failure to discharge your employment duties or (b) a material breach of this offer letter or the ECIA (as defined below), in each case after you have received a written demand for performance from the Company (or notice of misconduct, where applicable) specifying the breach of employment duties and your failure to cure such breach (where such breach is curable) within thirty (30) days of the date of such notice from the Company.

As used herein, “Good Reason” shall mean your resignation within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without your consent: (i) the assignment to you of any duties, or the reduction of your duties, either of which results in a material diminution of your authority, duties, or responsibilities with the Company in effect immediately prior to such assignment, or the removal of you from such position and responsibilities; provided, however, that a reduction in duties, position or responsibilities solely by virtue of the Company being acquired and made part of a larger entity, whether as a subsidiary, business unit or otherwise (as, for example, when the Chief Financial Officer of the Company remains the Chief Financial Officer of the Company following a Change in Control where the Company becomes a wholly owned subsidiary of the acquiror, but is not made the Chief Financial Officer of the acquiring corporation) will not constitute “Good Reason;” (ii) a material reduction of your base salary (in other words, a reduction of more than twenty percent of your base salary in any one year); (iii) a material change in the geographic location at which you must perform services (in other words, the relocation of you to a facility that is more than fifty (50) miles from your current work location); and (iv) the failure of the Company to obtain assumption of this agreement by any successor. You agree you will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within thirty (30) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date of such notice.

As used herein, a “Change in Control” shall be deemed to occur if any of the following occur with respect to Parent following the date we each execute this Agreement:

(1) Any person or entity first acquires securities of Parent representing more than 50% of the combined voting power of Parent’s then outstanding securities entitled to vote generally in the election of directors (“Voting Securities”), provided, however, that the following shall not constitute a Change in Control pursuant to this paragraph (g)(1):

(A) any acquisition or beneficial ownership by Parent or a subsidiary or affiliate,

(B) any acquisition or beneficial ownership by any employee benefit plan (or related trust) sponsored or maintained by Parent or one or more of its subsidiaries or affiliates,

(C) any acquisition or beneficial ownership by any person or entity with respect to which, immediately following such acquisition, more than 50% of the combined voting power of Parent’s then outstanding Voting Securities is then beneficially owned, directly or indirectly, by persons who beneficially owned more than 50% of the Voting Securities immediately prior to such acquisition, or

(D) any sale of stock by Parent for capital raising purposes (including, without limitation, any initial public offering of Parent’s securities);

(2) A majority of the members of the Board of Directors of Parent shall not be Continuing Directors. “Continuing Directors” shall mean: (A) individuals who, on the date hereof, are directors of Parent, (B) individuals elected as directors of Parent subsequent to the date hereof for whose election proxies shall have been solicited by the Board or who shall have been recommended for election by the Board, (C) individuals elected as directors of Parent subsequent to the date hereof pursuant to a nomination or board representation right of preferred shareholders of Parent, or (D) any individual elected or appointed by the Board or stockholders to fill vacancies on the Board caused by death or resignation (but not by removal) or to fill newly created directorships;

(3) Consummation of a reorganization, merger or consolidation of Parent or a statutory exchange of outstanding Voting Securities, unless, immediately following such transaction, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of Parent or the corporation that is the issuer of the securities held by the shareholders of Parent after such transaction is beneficially owned, directly or indirectly, by persons who beneficially owned more than 50% of the Voting Securities of Parent immediately prior to such transaction; or

(4) Consummation of (x) a complete liquidation or dissolution of Parent or (y) the sale or other disposition of all or substantially all of the assets of Parent (in one or a series of related transactions), other than to a subsidiary, affiliate or another entity with respect to which, immediately following such sale or other disposition, more than 50% of the combined voting power of the then outstanding voting securities of such entity entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by persons who were the beneficial owners of more than 50% of the Voting Securities of Parent immediately prior to such sale or other disposition.

5. Post-Termination Restrictions.

(a) Non-Competition. You acknowledge that, as an employee of the Company, you will have access to valuable, proprietary trade secret and other confidential information of the Company in connection with this letter agreement. You acknowledge that such valuable proprietary and confidential information is developed and acquired by the Company on an ongoing basis and you will receive the benefit of access to new and unique information on a continuing basis, and that such information is worthy of protection. To further ensure the confidentiality of the Company’s trade secrets and other proprietary information, during the time you are employed by the Company and also during any Severance Period, you agree that you shall not directly or indirectly (whether for compensation or otherwise), alone or as a partner, associate, agent, principal, trustee, consultant, co-venturer, creditor, owner (excepting not more than 1% passive stockholdings for investment purposes in securities of publicly held and traded companies), representative, or in any other capacity, engage in, take any action constituting or in furtherance of, participate with or become interested in or associated with any person, firm, partnership, corporation or other entity which is or intends to be in competition with the Company in those portions of the Company’s business in which you were involved during your tenure of employment with the Company. You further understand and agree to be bound by the provisions of this Section 5 because you are employed in a position of trust and responsibility and have access and will have access to current as well as future confidential and proprietary information, and this covenant is necessary to prevent the inevitable disclosure of confidential and proprietary information should you accept employment in violation of such provisions.

(b) Non-Solicitation. During the time you are employed by the Company and also during any Severance Period, you agree that you shall not directly or indirectly (whether for compensation or otherwise), alone or together with others, influence or attempt to influence customers or suppliers of the Company or any of its present or future subsidiaries or affiliates, either directly or indirectly, to divert their business to any individual, partnership, firm, corporation or other entity then in competition with the business of the Company or any subsidiary or affiliate of the Company.

(c) Consideration; Tolling, Scope and Reasonableness. You agree that in addition to the other good and valuable consideration you are receiving for the covenants contained in this Section 5 as recited above, any severance amount payable to you by the Company in respect of any Severance Period hereunder constitutes further consideration for these covenants. You agree that the periods of time during which you are prohibited by Sections 5(b) and (c) hereof from engaging in such business practices shall be extended by any length of time during which you are in breach of any of such covenants. The covenants contained in this Section 5 shall apply in any country or jurisdiction where the Company and its affiliates had offices or shipped product during the term of your employment with the Company. You and the Company agree that the time, scope and geographic limitations and other particulars of the foregoing covenants are appropriate and reasonable when considered in light of the nature and extent of the business conducted by the Company and your role in the Company.

(d) Remedies. If you commit a breach, or threaten to commit a breach, of any of the provisions of this Section 5, the Company shall have the following rights and remedies, in addition to any and all others rights and remedies of law or in equity, each of which shall be independent of the other and severally enforceable: (i) the right to have the provisions of this letter agreement specifically enforced by any court having equity jurisdiction, including the right to a restraining order, an injunction or other equitable relief, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to it; and (ii) the right and remedy to require you to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits (hereinafter collectively the “Benefits”) derived or received, directly or indirectly, by you as a result of any transactions constituting a breach of any of the provisions of this letter agreement, and you hereby agree to account for and pay over any such Benefits to the Company.

6. Benefits. During the term of your employment, you will be eligible, provided that you meet the eligibility requirements of the relevant plans and policies, for the Company’s standard employee benefits applicable to employees at your level, including health, dental, vision, life, short and long-term disability insurance. The Company reserves the right to change the benefits it offers or the terms of such benefits from time to time. The Company will provide you with an initial vacation day accrual rate based on service comparable to that of an existing employee with 10 years of prior service to the Company.

7. Immigration Laws. This offer of employment is contingent on your providing proper documentation of your identity and authorization to work in the United States under applicable immigration laws, as required by Form I-9 of the US Department of Homeland Security.

8. Employee Confidentiality and Invention Assignment Agreement. As a condition of this offer of employment, you will be required to promptly complete, sign and return the Company’s standard form of employee confidentiality and invention assignment agreement (the “ECIA”).

9. No Conflicts. In this position, you will be expected to devote your full business time, attention and energies to the performance of your duties with the Company. We also ask that, before signing this letter, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case.

10. General. This offer letter and the ECIA, when signed by you, set forth the terms of your employment with the Company and supersede any and all prior representations and agreements made to or with you by the Company, any of its predecessors or affiliates, or any of their respective employees or agents, whether written or oral. As a Company employee, you will also be expected to abide by Company rules and regulations, whether set forth in a Company-approved employee handbook or otherwise, that may be modified from time to time. In the event of a conflict between the terms and provisions of this offer letter and the ECIA, the terms and provisions of the ECIA will control. Any amendment of this offer letter or any waiver of a right under this offer letter must be set forth in a writing signed by you and an authorized officer of the Company to be effective. The law of the state in which you are employed will govern this offer letter. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that we are both waiving any and all rights to a jury trial in connection with such dispute or claim.

Lastly, this offer of employment is contingent on the satisfactory completion of a background check. It is also contingent in part on your submitting to a pre-employment drug-screening test for the presence of drugs. Human Resources will provide the necessary documents once you have returned your signed offer letter.

We look forward to you joining the Company. If the foregoing terms are agreeable, please indicate your acceptance by signing this offer letter in the space provided below and returning it to me, along with your completed and signed ECIA.

Sincerely,

M/A-COM Technology Solutions Inc.

By:	/s/ Joe Thomas
Joe Thomas
CEO

AGREED TO AND ACCEPTED:

/s/ Robert S. Donahue
Signature of Employee

Enclosures:
ECIA

AMENDMENT TO OFFER OF EMPLOYMENT

This AMENDMENT (“Amendment”) to that certain Offer Letter of Employment with M/A-COM Technology Solutions Inc. dated as of August 7, 2009 (the “Original Employment Agreement”) is made as of December 21, 2010, by and between M/A-COM Technology Solutions Inc., a Delaware corporation (the “Company”), and Robert S. Donahue (the “Employee”). Capitalized terms used herein without definition shall have the respective meanings provided therefor in the Original Employment Agreement.

RECITALS

WHEREAS, the Company and the Employee entered into the Original Employment Agreement;

WHEREAS, the parties now desire to amend the Original Employment Agreement to reflect certain changes to the terms and conditions contained therein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Company and the Employee hereby agree as follows:

AGREEMENT

11. Section 4(a) of the Original Employment Agreement is hereby amended and restated in its entirety as follows:

“Our at-will relationship notwithstanding, if the Company terminates your employment with the Company for any reason other than for “Cause” (as defined below) or you resign for “Good Reason” (as defined below) (each an “Involuntary Termination”), and in either case you sign and deliver to the Company within 52 days after such termination of employment and do not revoke within any applicable 7-day revocation period (or other revocation period set forth by the Company ending prior to the 60th day after termination of employment) a general release of claims in the Company’s favor in a form and substance acceptable to the Company (the “Release”), then you shall be entitled to receive as severance pay continuation of your monthly salary, as in effect and payable in accordance with the Company’s standard payroll policies on the date of such termination (and in no event less frequently than monthly), including compliance with applicable withholding, for a period of six (6) months (or alternatively, if such Involuntary Termination occurs within six (6) months following a Change of Control (as defined below), for a period twelve (12) months) following your date of employment with the Company (such period is hereinafter referred to as the “Severance Period”). To the extent required to comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”), any payments that would otherwise have been made during the 60-day period following your termination of employment shall not be made and shall be accumulated and paid in a single lump sum after such Release is signed and delivered to the Company and after the expiration of any applicable revocation period (as set forth in the preceding sentence) on or prior to the 60th day following your termination of employment; provided that if the period of 60 days following your termination of employment spans two calendar years, such accumulated payment to the extent required by Code Section 409A shall be paid in the second such calendar year.”

12. A new Section 4(c) is hereby inserted into the Original Employment Agreement and the prior Section 4(c) is renumbered as Section 4(d) and all references amended as necessary. The new Section 4(c) is as follows:

“Optional Severance. If your employment terminates for any reason other than an Involuntary Termination the Company may elect, in its sole discretion, to pay you severance pay and benefit reimbursements in the amounts and on the terms set forth in Sections 4(a) and (b) for any period up to six (6) months if the Termination does not take place within six (6)months following a Change in Control and any period up to twelve (12) months if the Termination does take place within six months following a Change in Control. If the Company makes such an election, the duration elected by the Company shall be deemed to be the “Severance Period” for all purposes under this Agreement.”

13. Section 5(c) of the Original Employment Agreement is hereby amended by replacing the phrase “prohibited by Sections 5(b) and (c)” in the second sentence with the phrase “prohibited by Sections 5(a) and (b)”.

14. A new Section 11 is hereby added to the Original Employment Agreement as follows:

“This offer of employment is intended to be interpreted and operated to the fullest extent possible so that the payments and benefits under this offer of employment either shall be exempt from the requirements of Code Section 409A under Treasury Regulation section 1.409A-1(b)(9)(iii) or otherwise or shall comply with the requirements of Code Section 409A; provided, however, that notwithstanding anything to the contrary in this offer of employment in no event shall the Company be liable to you for or with respect to any taxes, penalties or interest which may be imposed upon you pursuant to Code Section 409A. In accordance with the preceding sentence, the date on which a “separation from service” pursuant to Code Section 409A occurs shall be treated as the termination of employment date for purposes of determining the timing of payments and benefits under this offer of employment to the extent necessary to have such payments and benefits under this offer of employment be exempt from the requirements of Code Section 409A or comply with the requirements of Code Section 409A.”

15. Except as expressly amended hereby, the Original Employment Agreement shall remain in full force and effect. This Amendment shall not, except as expressly provided herein, be deemed to be a consent to any waiver or modification of any other terms or provisions of the Original Employment Agreement.

16. This Amendment may be signed in any number of counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

M/A-COM TECHNOLOGY SOLUTIONS INC.

By:	/s/ Conrad R. Gagnon
Name:	Conrad R. Gagnon
Its:	CFO

ROBERT S. DONAHUE

/s/ Robert S. Donahue